Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

October 28, 2014

Shell Midstream Partners, L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Partnership of an aggregate 40,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) and up to an additional 6,000,000 Common Units pursuant to the underwriters’ option to purchase additional Common Units as set forth in the Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-1 (File No. 333-196850), as amended (such registration statement, together with the registration statement filed by the Partnership on the date hereof pursuant to Rule 462(b) under the Securities Act, being collectively referred to as the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”). In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus (the “Discussion”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made to us by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Shell Midstream Partners, L.P.	- 2 -	October 28, 2014

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. This letter speaks as of the date hereof, and we disclaim any obligation to update it.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the caption “Legal Matters” in the Prospectus. We further consent to the incorporation by reference of this opinion and consent to any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.